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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): July 24, 2000

                                  Advanta Corp.
             (Exact name of registrant as specified in its charter)





          Delaware                       0-14120                 23-1462070
(State or other jurisdiction        (Commission File            (IRS Employer
      of incorporation)                  Number)             Identification No.)



Welsh and McKean Roads, P.O. Box 844, Spring House, PA                  19477
      (Address of principal executive offices)                        (Zip Code)



Registrant's telephone number, including area code: (215) 657-4000
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Item 5.         Other Events

On July 24, 2000 Advanta Corp. (the "Company" or "Advanta") announced that it expects pro forma net operating results for the second quarter 2000 to be in line with expectations before any adjustments resulting from the current discussions with its banking regulators regarding the valuation of residual assets and allowance for loan losses for its mortgage business.

The Company also announced that net operating income for Advanta Business Cards was $14.8 million this quarter, a 73% increase over the $8.6 million reported for the first quarter of 2000 and a 206% increase over the $4.8 million reported for the second quarter of 1999. This increase is primarily due to growth in the number of accounts and receivables. Managed receivables for Advanta Business Cards at the end of the quarter were $1.4 billion, an increase of 17% over the first quarter of 2000, and 61% over the second quarter of 1999.

The Company's bank subsidiaries recently entered into agreements with their regulators to modify practices and procedures relating to the Company's subprime lending operations. The agreements also provide that the Company modify its accounting processes and methodology for its allowance for loan losses and valuation of residual assets. The Company is engaged in discussions with the regulators regarding adjustments to the valuation of residual assets and allowance for loan losses for the mortgage business, which are expected to have a negative impact on results for the quarter. The adjustments being discussed will have no impact on the results of the Company's business card and leasing businesses. Until these discussions with the banking regulators conclude and the Company has assessed their impact, the Company intends to make no further updates to this disclosure. Therefore, the Company is delaying its previously scheduled July 25th conference call with analysts and investors until August 2, 2000, when it will discuss net income for the second quarter and guidance for the second half of the year.

Advanta generated $29.6 million of cash flow from operations, after considering key mortgage non-cash income and expense items and the cash impact of mortgage loan originations. Advanta ended the quarter with over $900 million in total liquidity. During the second quarter, the Company financed, with parent and bank funds, loan receivables on its books totaling $1.7 billion.

Advanta (www.advanta.com) is a highly focused financial services company with over 2,900 employees, servicing over $26 billion of assets, including approximately $13 billion in managed assets and approximately $13.6 billion in assets serviced for third parties. Advanta provides consumers and small businesses with targeted financial products and services, including non-conforming mortgages, business credit cards, equipment leases, insurance and deposit products. The Company is also one of the largest servicers of non-conforming mortgages for third parties in the country.

Advanta has leveraged its first-class direct marketing and information based expertise to develop state-of-the-art data warehousing and statistical modeling tools that identify potential customers and new target markets. Advanta created one of the first automated underwriting and sales engines in the non-conforming mortgage industry. The Company also offers its customers and
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business partners a broad range of self-service financial solutions and other services on the Internet.

This Current Report on Form 8-K contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The most significant among these risks and uncertainties are: (1) the Company's managed net interest margin; (2) competitive pressures; (3) factors that affect the level of delinquencies and charge-offs, including a deterioration of general economic conditions; (4) the rate of prepayments; (5) interest rate fluctuations; (6) the level of expenses;
(7) managed and sub-serviced receivables volume; (8) the timing of the securitizations of the Company's receivables; (9) the level of insurance policy renewals; (10) the effects of government regulation, including restrictions and limitations imposed by banking laws, regulators, examinations, and the implementation of the regulatory agreements; (11) relationships with significant vendors, business partners and customers; (12) the amount and cost of financing available to the Company; (13) the ratings on the debt of the Company and its subsidiaries; (14) the ability to attract and retain key personnel and customers; and (15) the results of the Company's previously announced evaluation of strategic alternatives. Additional risks that may affect the Company's future performance are detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.
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Form 8-K                                   Advanta Corp.
July 24, 2000



Item 7.         Financial Statements and Exhibits.

(c)        Exhibits:

                  None
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Form 8-K                                   Advanta Corp.
July 25, 2000

                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                    Advanta Corp.


                                    By: /s/ Elizabeth H. Mai
                                        ----------------------------------------
                                        Elizabeth H. Mai, Senior Vice President,
                                        Secretary and General Counsel




July 25, 2000